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EXHIBIT 23(b)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
White Mountains Insurance Group, Ltd.:

We consent to the incorporation by reference in the registration statements, as amended, No. 33-5297 on Form S-8 pertaining to the Long-Term Incentive Plan, No. 33-54006 on Form S-3 pertaining to the Medium-Term Notes Series A, No. 33-54749 on Form S-3 pertaining to Common Stock Warrants, No. 333-82563 on Form S-8 pertaining to Folksamerica Holding Company 401(k) Savings and Investment Plan, No. 333-89381 on Form S-8 pertaining to the Executive Bonus Plan, No. 333-89385 on Form S-8 pertaining to the Directors Retirement Benefit Plan and No. 333-89387 on Form S-8 pertaining to the Voluntary Deferred Compensation Plan of our report dated February 12, 1999, with respect to the consolidated statements of income and comprehensive income, shareholders' equity, and cash flows of White Mountains Insurance Group, Ltd. and subsidiaries (formerly "Fund American Enterprises Holdings, Inc.") and all related schedules for the year ended December 31, 1998, which appears in this Form 10-K.

/s/ KPMG LLP



Providence, Rhode Island
March 26, 2001